__________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 1, 2014

NATIONSTAR MORTGAGE HOLDINGS INC. (Exact name of registrant as specified in its charter)
Delaware	001-35449	45-2156869
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
350 Highland Drive
Lewisville, Texas 75067
(Address of principal executive offices)

(469) 549-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))
__________________

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2014, Nationstar Mortgage Holdings Inc. (the “Company”) entered into an agreement with Harold Lewis, President and Chief Operating Officer of the Company, that provides for certain benefits and payments to Mr. Lewis in the event that Mr. Lewis' employment with the Company is terminated (the "Agreement").

The Agreement provides that Mr. Lewis is and remains an “at-will” employee and may be terminated at any time and for any reason. Under the Agreement, if Mr. Lewis’ employment with the Company is terminated by the Company without Cause (as defined in the Agreement), Mr. Lewis will receive his accrued benefits as of the date of termination; and subject to executing a general release of claims in favor of the Company (i) base salary continuation payments for 12 months, plus 100% of his prior year’s bonus, (ii) the next tranche of restricted shares scheduled to vest for each grant awarded to Mr. Lewis shall vest on their regularly scheduled vesting dates and (iii) continuation of medical benefits for up to 12 months. Under the Agreement, if Mr. Lewis’ employment with the Company is terminated due to the death or disability of Mr. Lewis, he (or his estate) is entitled to receive his accrued benefits, plus a pro-rata bonus for the portion of the year that he was employed by the Company. The Agreement contains certain non-compete, non-solicitation and non-disparagement provisions.

The foregoing description of the Agreement is not complete and is subject to and qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1	Severance Agreement dated as of July 1, 2014 by and between Nationstar Mortgage Holdings Inc. and Harold Lewis.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nationstar Mortgage Holdings Inc.

Date: July 8, 2014	By:	/s/ Robert D. Stiles
Robert D. Stiles Executive Vice President and Chief Financial Officer